EXECUTION VERSION

FIVE-YEAR COMPETITIVE ADVANCE AND
REVOLVING CREDIT FACILITY AGREEMENT
Dated as of June 30, 2008
among
SCRIPPS NETWORKS INTERACTIVE, INC.,
as Borrower,
THE BANKS NAMED HEREIN,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent,
LASALLE BANK NATIONAL ASSOCIATION,
KEYBANK, NATIONAL ASSOCIATION,
U.S. BANK NATIONAL ASSOCIATION, and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Documentation
Agents, and
J.P. MORGAN SECURITIES INC. and WACHOVIA CAPITAL MARKETS, LLC,
as Joint Lead Arrangers and
Joint Bookrunners

i

ii

Exhibit A-1	Form of Competitive Bid Request
Exhibit A-2	Form of Notice of Competitive Bid Request
Exhibit A-3	Form of Competitive Bid
Exhibit A-4	Form of Competitive Bid Accept/Reject Letter
Exhibit A-5	Form of Standby Borrowing Request
Exhibit B	Extension Letter
Exhibit C	Commitment Increase Supplement
Exhibit D	Additional Bank Supplement
Exhibit E	Administrative Questionnaire
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Opinion of Counsel

Schedule 2.01	Commitments
Schedule 4.09	Litigation
Schedule 4.16	Employee Benefit Plans
Schedule 4.17	Environmental
Schedule 7.01	Indebtedness
Schedule 7.02	Existing Liens
Schedule 7.06	Transactions with Affiliates
 iii

          FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT dated as of June 30, 2008 (this “Agreement”), among SCRIPPS NETWORKS INTERACTIVE, INC., an Ohio corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A., a New York banking corporation, as Administrative Agent for the Banks (in such capacity, the “Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”) and the other banks listed in Schedule 2.01 (the “Banks”).
          The Borrower has requested the Banks to extend credit to the Borrower in order to enable it to borrow and have letters of credit issued for its account on a standby revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date (as herein defined) a principal amount not in excess of $550,000,000 at any time outstanding. The Borrower has also requested the Banks to provide a procedure pursuant to which the Borrower may invite the Banks to bid on an uncommitted basis on short-term borrowings by the Borrower. The proceeds of such borrowings are to be used (a) to pay a cash dividend to The E.W. Scripps Company (“Scripps”) in an amount estimated not to exceed $375,000,000 in connection with the Spin-off (as herein defined) and (b) for general corporate purposes. The Banks are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth.
          Accordingly, the Borrower, the Banks and the Agent agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
          “ABR Loan” shall mean any Standby Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
          “Additional Bank” shall have the meaning assigned to such term in Section 2.13(c).
          “Additional Bank Supplement” shall mean a supplement substantially in the form of Exhibit D.
          “Administrative Agent Fee Letter” shall mean the letter agreement dated April 17, 2008, between the Borrower and the Agent, providing for the payment of certain fees or other amounts in connection with the credit facilities established by this Agreement.
          “Administrative Fees” shall have the meaning assigned to such term in Section 2.06(c).
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit E hereto.

          “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
          “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average, as determined by the Agent, of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b), of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Percentage” shall mean on any date, with respect to the Facility Fee, the Utilization Fee or the Loans comprising any Eurodollar Standby Borrowing, the applicable percentage set forth below based upon the ratings applicable on such date to the Borrower’s implied or actual senior, unsecured, non-credit-enhanced long-term indebtedness for borrowed money (the “Index Debt”):

FEE AND SPREAD TABLE

	Ratings		Utilization	LIBOR
	(S&P/Moody’s)	Facility Fee	Fee	Spread
Category 1	A/A2 or higher	0.0800%	0.100%	0.220%
Category 2	A-/A3	0.1000%	0.100%	0.300%
Category 3	BBB+/Baa1	0.1250%	0.125%	0.375%
Category 4	BBB/Baa2	0.1500%	0.125%	0.475%
Category 5	BBB-/Baa3	0.1750%	0.125%	0.575%
Category 6	BB+/Ba1 or lower	0.2500%	0.225%	0.650%
          For purposes of the foregoing, (a) if no rating for the Index Debt shall be available from either Moody’s or S&P (other than by reason of the circumstances referred to in the last sentence of this definition), each such rating agency shall be deemed to have established a rating in the numerically highest category; (b) if only one of Moody’s and S&P shall have in effect a rating for the Index Debt, the Applicable Percentage shall be determined by reference to the available rating; (c) if the ratings established or deemed to have been established by Moody’s and S&P shall fall within different categories, the Applicable Percentage shall be based upon the superior (or numerically lower) category unless the ratings differ by more than one category, in which case the governing rating shall be the rating next below the higher of the two; and (d) if any rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change. Any change in the LIBOR spread due to a change in the applicable category shall be effective on the effective date of such change in the applicable category and shall apply to all Eurodollar Standby Loans that are outstanding at any time during the period commencing on the effective date of such change in the applicable category and ending on the date immediately preceding the effective date of the next such change in the applicable category. If the rating system of either Moody’s or S&P shall change, the Borrower and the Banks shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system. If either Moody’s or S&P shall cease to be in the business of rating corporate debt obligations, the Borrower and the Banks shall negotiate in good faith to agree upon a substitute rating agency and to amend the references to specific ratings in this definition to reflect the ratings used by such substitute rating agency and, pending such agreement, the Applicable Percentage shall be determined on the basis of the ratings provided by the other rating agency.
          “Application” shall mean an application, in such form as any Issuing Bank may specify from time to time, requesting such Issuing Bank to open a Letter of Credit.
          “Arranger Fees” shall have the meaning assigned to such term in Section 2.06(b).

          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Bank and an assignee, and accepted by the Agent, in the form of Exhibit F.
          “Bank Percentage” shall mean as to any Bank at any time the percentage which such Bank’s Commitments then constitutes of the Total Commitments (or, at any time after the Commitments have expired or terminated, the percentage which the aggregate principal amount of such Bank’s Loans plus such Bank’s share of the L/C Obligations then outstanding constitutes of the aggregate principal amount of the Loans and the L/C Obligations then outstanding).
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
          “Borrowing” shall mean a group of Loans of a single Type made by the Banks (or, in the case of a Competitive Borrowing, by the Bank or Banks whose Competitive Bids have been accepted pursuant to Section 2.03) on a single date and as to which a single Interest Period is in effect.
          “Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          A “Change in Control” shall be deemed to have occurred if the Trust or the beneficiaries thereof shall not be the direct or indirect owner, beneficially and of record, of at least 51% of the issued and outstanding Common Voting Shares, $.01 par value per share, of the Borrower and any other common stock at any time issued by the Borrower, other than the Borrower’s Class A Common Shares, $.01 per share.
          “Closing Date” shall mean June 30, 2008.
          “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.
          “Commitment” shall mean, with respect to each Bank, the commitment of such Bank hereunder as set forth in Schedule 2.01 hereto, as such Bank’s Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.11. The Commitments shall automatically and permanently terminate on the Maturity Date.

          “Commitment Increase Notice” shall have the meaning assigned to such term in Section 2.13(a).
          “Commitment Increase Supplement” shall mean a supplement substantially in the form of Exhibit C.
          “Competitive Bid” shall mean an offer by a Bank to make a Competitive Loan pursuant to Section 2.03.
          “Competitive Bid Accept/Reject Letter” shall mean a notification made by the Borrower pursuant to Section 2.03(d) in the form of Exhibit A-4.
          “Competitive Bid Rate” shall mean, as to any Competitive Bid made by a Bank pursuant to Section 2.03(b), (i) in the case of a Eurodollar Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Bank making such Competitive Bid.
          “Competitive Bid Request” shall mean a request made pursuant to Section 2.03 in the form of Exhibit A-1.
          “Competitive Borrowing” shall mean a borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Bank or Banks whose Competitive Bids for such Borrowing have been accepted by the Borrower under the bidding procedure described in Section 2.03.
          “Competitive Loan” shall mean a Loan from a Bank to the Borrower pursuant to the bidding procedure described in Section 2.03. Each Competitive Loan shall be a Eurodollar Competitive Loan or a Fixed Rate Loan.
          “Consolidated EBITDA” shall mean with respect to any person for any period, (a) Consolidated Net Income for such period, plus (b) provisions for taxes based on income during such period, plus (c) Consolidated Interest Expense for such period, plus (d) total depreciation expense for such period, plus (e) total amortization expense for such period, plus (f) unusual and non-recurring non-cash charges recorded during such period, plus (g) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the officers, directors and employees of the Borrower and its Subsidiaries, minus (h) cash expenditures during such period that are applied against unusual or non-recurring non-cash charges referred to in clause (f) whether such charges were recorded during such period or any prior period, all of the foregoing as determined on a consolidated basis for such person and its consolidated subsidiaries in accordance with GAAP; provided that there shall be excluded from such calculation the net gains or losses associated with the sale of any asset not in the ordinary course of business.
          “Consolidated Indebtedness” with respect to any person shall mean the aggregate Indebtedness of such person and its consolidated subsidiaries, consolidated in accordance with GAAP.

          “Consolidated Interest Expense” with respect to any person shall mean for any period the aggregate interest expense of such person and its consolidated subsidiaries for such period, computed and consolidated in accordance with GAAP.
          “Consolidated Net Income” with respect to any person shall mean for any period the aggregate net income (or net deficit) of such person and its consolidated subsidiaries for such period equal to gross revenues and other proper income less the aggregate for such person and its consolidated subsidiaries of (i) operating expenses, (ii) selling, administrative and general expenses, (iii) taxes, (iv) depreciation, depletion and amortization of properties and (v) any other items that are treated as expenses under GAAP but excluding from the definition of Consolidated Net Income any extraordinary gains or losses, all computed and consolidated in accordance with GAAP.
          “Consolidated Stockholders’ Equity” with respect to any person shall mean the aggregate Stockholders’ Equity of such person and its consolidated subsidiaries, consolidated in accordance with GAAP.
          “Continuing Banks” shall have the meaning assigned to such term in Section 2.12(b).
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Current Maturity Date” shall have the meaning assigned to such term in Section 2.12(a).
          “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
          “dollars” or “$” shall mean lawful money of the United States of America.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (d) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the failure to make by its due date a required installment under Code Section 430(j)(3)(A) or Section 303(j)(3)(A) of ERISA, with respect to any Pension Plan or the failure by Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (g) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (h) the receipt by Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (j) the receipt by Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.
          “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
          “Eurodollar Competitive Loan” shall mean any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.
          “Eurodollar Loan” shall mean any Eurodollar Competitive Loan or Eurodollar Standby Loan.
          “Eurodollar Standby Borrowing” shall mean a Borrowing comprised of Eurodollar Standby Loans.
          “Eurodollar Standby Loan” shall mean any Standby Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.
          “Event of Default” shall have the meaning assigned to such term in Article VIII.
          “Extension Bank” shall have the meaning assigned to such term in Section 2.12(c).
          “Extension Date” shall have the meaning assigned to such term in Section 2.12(b).
          “Extension Letter” shall mean a letter substantially in the form of Exhibit B.
          “Extensions of Credit” shall mean as to any Bank at any time, an amount equal to the sum of (a) the aggregate principal amount of all (a) Loans of such Bank then outstanding and (b) such Bank’s share of the L/C Obligations then outstanding.
          “Facility Fee” shall have the meaning assigned to such term in Section 2.06(a).
          “Fee Letter” shall mean the letter agreement dated April 17, 2008, between the Borrower, the Agent, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC and

Wachovia, providing for the payment of certain fees or other amounts in connection with the credit facilities established by this Agreement.
          “Fees” shall mean the Facility Fee, the Arranger Fees and the Administrative Fees.
          “Final Election Date” shall have the meaning assigned to such term in Section 2.12(a).
          “Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such corporation.
          “Fixed Rate Borrowing” shall mean a Borrowing comprised of Fixed Rate Loans.
          “Fixed Rate Loan” shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (the “Fixed Rate”) (expressed in the form of a decimal to no more than four decimal places) specified by the Bank making such Loan in its Competitive Bid.
          “GAAP” shall mean generally accepted accounting principles, applied on a consistent basis.
          “Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
          “Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.
          “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations of such person, (h) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, in such amount which exceeds $15,000,000 at any time and (i) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances; provided that the definition of Indebtedness shall not include (i) accounts payable to suppliers and (ii) programming rights, in each case incurred in the ordinary course of business and not overdue. The Indebtedness of any person shall include the recourse Indebtedness of any partnership in which such person is a general partner. For purposes of this Agreement, the amount of any Indebtedness referred to in clause (h) of the preceding sentence shall be amounts, including any termination payments, required to be paid to a counterparty after giving effect to any contractual netting arrangements, and not any notional amount with regard to which payments may be calculated.
          “Insolvent” with respect to any Multiemployer Plan means the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration or a Fixed Rate Loan with an Interest Period of more than 90 days’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration or 90 days’ duration, as the case may be, been applicable to such Loan and, in addition, the date of any refinancing or conversion of such Loan with or to a Loan of a different Type.
          “Interest Period” shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or, if agreed to by all Banks, 9 or 12 months) thereafter, as the Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the date 90 days thereafter or, if earlier, on the Maturity Date or the date of prepayment of such Borrowing and (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
          “Issuing Bank” shall mean any Bank acceptable to the Agent and to the Borrower, in its capacity as issuer of any Letter of Credit.
          “L/C Obligations” shall mean at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.05.

          “L/C Participants” shall mean the collective reference to all the Banks other than the Issuing Bank.
          “Letters of Credit” shall have the meaning assigned in Section 3.01(a).
          “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying the British Bankers Assoc. Interest Settlement Rates (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.
          “Loan” shall mean a Competitive Loan or a Standby Loan, whether made as a Eurodollar Loan, an ABR Loan or a Fixed Rate Loan, as permitted hereby.
          “Loan Documents” shall mean this Agreement, the Fee Letter and the Administrative Agent Fee Letter.
          “Margin” shall mean, as to any Eurodollar Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.
          “Margin Stock” shall have the meaning given such term under Regulation U.
          “Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, operations, or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) material impairment of the ability of the Borrower to perform any of its obligations under any Loan Document or (c) material impairment of the rights of or benefits expressly available to the Banks under any Loan Document.
          “Maturity Date” shall mean June 30, 2013, as such date may be extended from time to time with respect to some or all of the Banks pursuant to Section 2.12.

          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Non-Extending Bank” shall have the meaning assigned to such term in Section 2.12(a).
          “Participant” shall have the meaning set forth in Section 10.04.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Pension Plan” shall mean any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 303 or 304 of ERISA.
          “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.
          “Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which Borrower or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Code Section (4975(c), but shall exclude any “exempt” Prohibited Transaction.
          “Proposed Increase Amount” shall have the meaning assigned to such term in Section 2.13(a).
          “Rate” shall include the LIBO Rate, the Alternate Base Rate and the Fixed Rate.
          “Register” shall have the meaning given such term in Section 10.04(b)(iv).
          “Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          “Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse any Issuing Bank pursuant to Section 3.05 for amounts drawn under Letters of Credit issued by such Issuing Bank.
          “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.
          “Reportable Event” shall mean any “reportable event,” as defined in Section 4043(b) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).
          “Required Banks” shall mean, at any time, Banks having Bank Percentages aggregating more than 50%.
          “Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.
          “Spin-off” shall mean the distribution to the shareholders of Scripps of all of the common stock of the Borrower and the transactions related thereto.
          “Standby Borrowing” shall mean a borrowing consisting of simultaneous Standby Loans from each of the Banks.
          “Standby Borrowing Request” shall mean a request made pursuant to Section 2.04 in the form of Exhibit A-5.
          “Standby Loans” shall mean the revolving loans made by the Banks to the Borrower pursuant to Section 2.04. Each Standby Loan shall be a Eurodollar Standby Loan or an ABR Loan.
          “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Agent is subject for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to the applicable Interest Period. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Stockholders’ Equity” shall mean, for any corporation, the consolidated total stockholders’ equity of such corporation determined in accordance with GAAP, consistently applied.

          “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” shall mean any subsidiary of the Borrower.
          “Total Commitment” shall mean at any time the aggregate amount of the Banks’ Commitments, as in effect at such time.
          “Total Extensions of Credit” shall mean at any time the aggregate amount of the Banks’ Extensions of Credit outstanding at such time.
          “Transactions” shall have the meaning assigned to such term in Section 4.02.
          “Trust” shall mean The Edward W. Scripps Trust, being that certain trust for the benefit of descendants of Edward W. Scripps and owning shares of capital stock of the Borrower.
          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.
          “Utilization Fee” shall have the meaning assigned to such term in Section 2.06(d).
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
          Section 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VII, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower’s audited financial statements referred to in Section 4.05.

ARTICLE II
THE CREDITS
          Section 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank agrees, severally and not jointly, to make Standby Loans to the Borrower, at any time and from time to time on and after the date hereof and until the earlier of the Maturity Date and the termination of the Commitment of such Bank as provided in this Agreement, in an aggregate principal amount at any time outstanding not to exceed such Bank’s Commitment, minus such Bank’s share of the L/C Obligations then outstanding, minus the amount by which the Competitive Loans outstanding at such time shall be deemed to have used such Commitment pursuant to Section 2.18, subject, however, to the conditions that at no time shall (i) the sum of (x) the outstanding aggregate principal amount of all Standby Loans made by all Banks plus (y) the outstanding L/C Obligations plus (z) the outstanding aggregate principal amount of all Competitive Loans made by all Banks exceed (ii) the Total Commitment. Each Bank’s Commitment is set forth opposite its respective name in Schedule 2.01. Such Commitments may be terminated or reduced from time to time pursuant to Section 2.11.
          Within the foregoing limits, the Borrower may borrow, pay or repay and reborrow hereunder, on and after the Closing Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.
          Section 2.02. Loans. (a) Each Standby Loan shall be made as part of a Borrowing consisting of Loans made by the Banks ratably in accordance with their Commitments; provided, however, that the failure of any Bank to make any Standby Loan shall not in itself relieve any other Bank of its obligation to lend hereunder (it being understood, however, that no Bank shall be responsible for the failure of any other Bank to make any Loan required to be made by such other Bank). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. The Standby Loans or Competitive Loans comprising any Borrowing shall be (i) in the case of Competitive Loans, in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) in the case of Standby Loans, in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $10,000,000 in the case of Eurodollar Standby Loans and $5,000,000 in the case of ABR Loans (or an aggregate principal amount equal to the remaining balance of the available Commitments).
          (b) Each Competitive Borrowing shall be comprised entirely of Eurodollar Competitive Loans or Fixed Rate Loans, and each Standby Borrowing shall be comprised entirely of Eurodollar Standby Loans or ABR Loans, as the Borrower may request pursuant to Section 2.03 or 2.04, as applicable. Each Bank may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Bank to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than five separate Standby Loans of any Bank being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.
          (c) Subject to Section 2.05, each Bank shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in New York, New York, not later than 12:00 noon, New York City time, and the Agent shall by 3:00 p.m., New York City time, wire transfer the amounts so received to the general deposit account of the Borrower at Wachovia Bank, National Association (or other general deposit account designated by the Borrower in writing) or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Banks. Competitive Loans shall be made by the Bank or Banks whose Competitive Bids therefor are accepted pursuant to Section 2.03 in the amounts so accepted and Standby Loans shall be made by the Banks pro rata in accordance with Section 2.18. Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank’s portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with this paragraph (c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have made such portion available to the Agent, such Bank and the Borrower severally agree (without duplication) to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Effective Rate. If such Bank shall repay to the Agent such corresponding amount, such amount shall constitute such Bank’s Loan as part of such Borrowing for purposes of this Agreement.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          Section 2.03. Competitive Bid Procedure. (a) In order to request Competitive Bids, the Borrower shall hand deliver or telecopy to the Agent a duly completed Competitive Bid Request in the form of Exhibit A-1 hereto, to be received by the Agent (i) in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before a proposed Competitive Borrowing. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected in the Agent’s sole discretion, and the Agent shall as soon as practicable notify the Borrower of such rejection by telecopier. Such request shall in each case refer to this Agreement and specify (x) whether the Borrowing then being requested is to be a Eurodollar Borrowing or a Fixed Rate Borrowing, (y) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000, and (z) the Interest Period with respect thereto (which may not end after the Maturity Date). As soon as practicable after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Agent shall invite by telecopier (in the form set forth in Exhibit A-2 hereto) the Banks to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.
          (b) Each Bank may, in its sole discretion, make one or more Competitive Bids to the Borrower responsive to a Competitive Bid Request. Each Competitive Bid by a Bank must be received by the Agent via telecopier, in the form of Exhibit A-3 hereto, (i) in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing. Multiple bids will be accepted by the Agent. Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Agent after conferring with, and upon the instruction of, the Borrower, such conference between the Agent and the Borrower to occur as soon as practicable following the receipt by the Agent of such Competitive Bid, and the Agent shall notify the Bank making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Bank is willing to make to the Borrower, (y) the Competitive Bid Rate or Rates at which the Bank is prepared to make the Competitive Loan or Loans and (z) the Interest Period and the last day thereof. If any Bank shall elect not to make a Competitive Bid, such Bank shall so notify the Agent via telecopier (I) in the case of Eurodollar Competitive Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (II) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Bank to give such notice shall not cause such Bank to be obligated to make any Competitive Loan as part of such Competitive Borrowing. A Competitive Bid submitted by a Bank pursuant to this paragraph (b) shall be irrevocable.
          (c) The Agent shall as soon as practicable notify the Borrower by telecopier (i) in the case of Eurodollar Competitive Loans, not later than 10:00 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (ii) in the case of Fixed Rate Loans, not later than 10:00 a.m., New York City time, on the day of a proposed Competitive Borrowing, of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Bank that made each bid. The Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.
          (d) The Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The Borrower shall notify the Agent by telephone, confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter in the form of Exhibit A-4, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above, (x) in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (y) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, on the day of a proposed

Competitive Borrowing; provided, however, that (i) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) the Borrower shall not accept a bid made at a particular Competitive Bid Rate if the Borrower has decided to reject an unrestricted bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if the Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower to exceed the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided, further, however, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the Borrower. A notice given by the Borrower pursuant to this paragraph (d) shall be irrevocable.
          (e) The Agent shall promptly notify each bidding Bank (i) in the case of Eurodollar Competitive Loans, not later than 11:00 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (ii) in the case of Fixed Rate Loans, not later than 11:00 a.m., New York City time, on the day of a proposed Competitive Borrowing, whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy sent by the Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.
          (f) A Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request.
          (g) If the Agent shall elect to submit a Competitive Bid in its capacity as a Bank, it shall submit such bid directly to the Borrower one quarter of an hour earlier than the latest time at which the other Banks are required to submit their bids to the Agent pursuant to paragraph (b) above.
          (h) All Notices required by this Section 2.03 shall be given in accordance with Section 10.01.
          Section 2.04. Standby Borrowing Procedure. In order to request a Standby Borrowing, the Borrower shall hand deliver or telecopy to the Agent in the form of Exhibit A-5 (a) in the case of a Eurodollar Standby Borrowing, not later than 10:00 a.m., New York City time, three Business Days before a proposed borrowing and (b) in the case of an ABR

Borrowing, not later than 10:00 a.m., New York City time, on the day of a proposed borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Standby Borrowing Request. Such notice shall be irrevocable and shall in each case specify (i) whether the Borrowing then being requested is to be a Eurodollar Standby Borrowing or an ABR Borrowing; (ii) the date of such Standby Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Standby Borrowing, the Interest Period with respect thereto. If no election as to the Type of Standby Borrowing is specified in any such notice, then the requested Standby Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Standby Borrowing is specified in such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the Borrower shall not have given notice in accordance with this Section 2.04 of its election to refinance a Standby Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Agent shall promptly advise the Banks of any notice given pursuant to this Section 2.04 and of each Bank’s portion of the requested Borrowing.
          Section 2.05. Refinancings. The Borrower may refinance all or any part of any Borrowing with a Borrowing of the same or a different Type made pursuant to Section 2.03 or Section 2.04, subject to the conditions and limitations set forth herein and elsewhere in this Agreement, including refinancings of Competitive Borrowings with Standby Borrowings and Standby Borrowings with Competitive Borrowings. Any Borrowing or part thereof so refinanced shall be repaid in accordance with Section 2.07 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing shall be paid by the Banks to the Agent or by the Agent to the Borrower pursuant to Section 2.02(c); provided, however, that (i) if the principal amount extended by a Bank in a refinancing is greater than the principal amount extended by such Bank in the Borrowing being refinanced, then such Bank shall pay such difference to the Agent for distribution to the Banks described in (ii) below, (ii) if the principal amount extended by a Bank in the Borrowing being refinanced is greater than the principal amount being extended by such Bank in the refinancing, the Agent shall return the difference to such Bank out of amounts received pursuant to (i) above, and (iii) to the extent any Bank fails to pay the Agent amounts due from it pursuant to (i) above, any Loan or portion thereof being refinanced with such amounts shall not be deemed repaid in accordance with Section 2.07 and shall be payable by the Borrower (without prejudice to its rights against such Bank or its ability to make any additional Borrowing for such refinancing).
          Section 2.06. Fees. (a) The Borrower agrees to pay to each Bank, through the Agent, on each March 31, June 30, September 30 and December 31 and on the date on which the Commitment of such Bank shall be terminated as provided herein, a facility fee (a “Facility Fee”) at a rate per annum equal to the Applicable Percentage from time to time in effect, on the amount of the Commitment of such Bank, whether used or unused, during the preceding quarter (or shorter period commencing with the date hereof or ending with the Maturity Date or any date on which the Commitment of such Bank shall be terminated as provided in this Agreement). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Bank shall commence to accrue on the date hereof and shall cease to accrue on the earlier of the Maturity Date and the termination of the Commitment of such Bank as provided herein.

          (b) The Borrower agrees to pay to each of the Agent and Wachovia Capital Markets, LLC, for their own accounts, the fees (the “Arranger Fees”) at the times and in the amounts agreed upon in the Fee Letter.
          (c) The Borrower agrees to pay to the Agent, for its own account, the fees (the “Administrative Fees”) at the times and in the amounts agreed upon in the Administrative Agent Fee Letter.
          (d) The Borrower agrees to pay, in immediately available funds, to the Agent for the account of each Bank a fee (the “Utilization Fee”) based upon the average daily amount of the outstanding Standby Loans and the L/C Obligations of such Bank at a rate per annum equal to the Applicable Percentage from time to time in effect, when and for as long as (except when the Commitments have terminated or expired) the aggregate outstanding principal amount of Standby Loans and the L/C Obligations exceeds 50% of the aggregate Commitments as in effect at such time. The Utilization Fee shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first of such dates to occur after the date hereof, and on the Maturity Date (or such earlier date on which the Commitments shall terminate and the Loans and all interest, fees and other amounts in respect thereof and the L/C Obligations shall have been paid in full).
          (e) All Fees shall be paid on the date due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Banks.
          Section 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Agent for the account of each Bank the then unpaid principal amount of each Standby Loan on the Maturity Date and (ii) to the Agent for the account of each applicable Bank the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan.
          (b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.
          (c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, whether such Loan is a Standby Loan or a Competitive Loan, and the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Banks and each Bank’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Bank may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Bank a promissory note payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns) and in a usual and customary form for such Type approved by the Agent in its reasonable discretion.
          Section 2.08. Interest on Loans. (a) Subject to the provisions of Section 2.09, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Eurodollar Standby Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage, and (ii) in the case of each Eurodollar Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Margin offered by the Bank making such Loan and accepted by the Borrower pursuant to Section 2.03.
          (b) Subject to the provisions of Section 2.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate.
          (c) Subject to the provisions of Section 2.09, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Bank making such Loan and accepted by the Borrower pursuant to Section 2.03.
          (d) Interest on each Loan shall be payable on each Interest Payment Date applicable to such Loan. The LIBO Rate or the Alternate Base Rate for each Interest Period or day within an Interest Period shall be determined by the Agent, and such determination shall be conclusive absent manifest error.
          Section 2.09. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder (including any Reimbursement Obligation), whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.08(b)) equal to the Alternate Base Rate plus 2%.
          Section 2.10. Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Agent shall have determined that dollar deposits in the principal amounts of the Eurodollar Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Bank of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, the Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Banks. In the event of any such determination, until the Agent shall have advised the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a Eurodollar Competitive Borrowing pursuant to Section 2.03 shall be of no force and effect and shall be denied by the Agent and (ii) any request by the Borrower for a Eurodollar Standby Borrowing pursuant to Section 2.04 shall be deemed to be a request for an ABR Borrowing. Each determination by the Agent hereunder shall be conclusive absent manifest error.
          Section 2.11. Termination and Reduction of Commitments. (a) The Commitments shall be automatically terminated on the Maturity Date.
          (b) Upon at least three Business Days’ prior irrevocable written or telecopy notice to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $5,000,000 and in a minimum principal amount of $5,000,000 and (ii) no such termination or reduction shall be made which would reduce the Total Commitment to an amount less than the aggregate outstanding principal amount of the Loans.
          (c) Each reduction in the Total Commitment hereunder shall be made ratably among the Banks in accordance with their respective Commitments. The Borrower shall pay to the Agent for the account of the Banks, on the date of each termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued to the date of such termination or reduction.
          Section 2.12. Optional Extension of Commitments. (a) The Borrower may, by sending an Extension Letter in substantially the form of Exhibit B to the Agent (in which case the Agent shall promptly deliver a copy to each of the Banks), not less than 30 days and not more than 60 days prior to any anniversary of the Closing Date, request that the Banks extend the Maturity Date then in effect (the “Current Maturity Date”) so that it will occur one year after the Current Maturity Date; provided that in no event shall there be more than two such one-year extensions. Each Bank, acting in its sole discretion, shall advise in response to such extension request, by notice to the Agent in writing given not less than 15 days and not more than 30 days prior to such anniversary of the Closing Date (the last date described in this Section 2.12(a) on which a Bank may give notice of its intention to extend the Current Maturity Date being referred to herein as the “Final Election Date”) whether or not such Bank agrees to such extension (each Bank that so advises the Agent that it will not extend the Current Maturity Date being referred to herein as a “Non-Extending Bank”); provided that any Bank that does not advise the Agent by the Final Election Date shall be deemed to be a Non-Extending Bank. The election of any Bank to agree to such extension shall not obligate any other Bank to agree.
          (b)  (i) In response to an extension request under subsection (a) above, if Required Banks (determined on or immediately prior to the Final Election Date) have not agreed to extend the Maturity Date, then the Current Maturity Date shall not be so extended and the outstanding principal balance of all loans and other amounts payable hereunder shall be due and payable on the Current Maturity Date.
     (ii) In response to an extension request under subsection (a) above, if (and only if) Required Banks (determined on or immediately prior to the Final Election Date)

have agreed to extend the Current Maturity Date, the Agent shall notify the Borrower of such agreement in writing promptly, and effective on the date of such notice by the Agent to the Borrower (the “Extension Date”), the Maturity Date applicable to the Banks that have agreed to such extension (such Banks being referred to herein as “Continuing Banks”) shall be the day that is one year after the Current Maturity Date. In the event of such extension, the Commitment of each Non-Extending Bank shall terminate on the Current Maturity Date applicable to such Non-Extending Bank, all Loans and other amounts (including non-contingent L/C Obligations) payable hereunder to such Non-Extending Bank shall become due and payable on such Current Maturity Date and the Total Commitments of the Banks hereunder shall be reduced by the aggregate Commitments of Non-Extending Banks so terminated on such Current Maturity Date. Each Non-Extending Bank shall be required to maintain its original Commitments up to the Current Maturity Date. A Non-Extending Bank shall not deliver a Competitive Bid Request with respect to a Competitive Borrowing having an Interest Period ending after the Current Maturity Date.
          (c) In the event that the conditions of clause (ii) of paragraph (b) above have been satisfied, the Borrower shall have the right on or before or after the Extension Date (but, in any event, prior to the Current Maturity Date without giving effect to the relevant extension), at its own expense, to require any Non-Extending Bank to transfer and assign without recourse or representation (except as to title and the absence of Liens created by it) (in accordance with and subject to the restrictions contained in 10.04) all its interests, rights and obligations under the Loan Documents (including with respect to any Letter of Credit) to one or more banks, financial institutions or other entities (which may include any Bank) (each, an “Extension Bank”); provided that (x) such Extension Bank, if not already a Bank hereunder, shall be subject to the approval of the Agent and any Issuing Bank (which consents shall not be unreasonably withheld) and (y) the Extension Bank shall pay to such Non-Extending Bank in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Non-Extending Bank hereunder and all other amounts accrued for such Non-Extending Bank’s account or owed to it hereunder. Notwithstanding the foregoing, no extension of the Maturity Date shall become effective unless, on the Extension Date, the conditions set forth in Section 5.01(b) and (c) shall be satisfied (with all references in such paragraphs to the making of a Loan or issuance of a Letter of Credit being deemed to be references to the extension of the Commitments on the Extension Date) and the Agent shall have received a certificate to that effect on behalf of the Borrower dated the Extension Date.
          (d) On the Current Maturity Date, if the Commitments of the Banks other than the Non-Extending Banks are still in effect and the conditions set forth in Sections 5.01(b) and (c) are then satisfied (as to which the Borrower shall be deemed to have made a representation and warranty as of such date, unless it has otherwise notified the Agent to the contrary) the shares of the Non-Extending Banks in any outstanding Letters of Credit shall be deemed to be extinguished and the shares therein of other Banks shall be adjusted to be in proportion to their new Bank Percentages.
          Section 2.13. Additional Commitments. (a) In the event that the Borrower wishes to increase the Commitments at any time when no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, it shall notify the Agent in writing of the amount (the “Proposed Increase Amount”) of such proposed increase, the Banks and other Persons agreeing to participate therein and the proposed effective date thereof (such notice, a “Commitment Increase Notice”). The Borrower may, with the consent of the Agent and any Issuing Banks (which consents shall not be unreasonably withheld), offer one or more additional banks, financial institutions or other entities the opportunity to participate in all or a portion of the Proposed Increase Amount pursuant to paragraph (b) below.
          (b) Any Bank which agrees with the Borrower to increase its Commitment pursuant to this Section 2.13 shall execute a Commitment Increase Supplement with the Borrower and the Agent, substantially in the form of Exhibit C, whereupon such Bank shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule 2.01 shall be deemed to be amended to so increase the Commitment of such Bank.
          (c) Any additional bank, financial institution or other entity which agrees with the Borrower to participate in the increased Commitments pursuant to this Section 2.13 shall execute an Additional Bank Supplement with the Borrower and the Agent, substantially in the form of Exhibit D, whereupon such bank, financial institution or other entity (an “Additional Bank”) shall become a Bank for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule 2.01 shall be deemed to be amended to add the name and Commitment of such Additional Bank as so agreed; provided that the Commitment of any such Additional Bank shall be in an amount not less than $5,000,000.
          (d) Notwithstanding anything to the contrary in this Section 2.13, (i) in no event shall any increase in Commitments pursuant to this Section 2.13 cause the Commitments hereunder to exceed $800,000,000 and (ii) no Bank shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion. It shall be a condition to the effectiveness of any increase in the Commitments pursuant to this Section 2.13 that on the proposed effective date therefor that the conditions set forth in Sections 5.01(b) and (c) are then satisfied (and the Borrower shall be deemed to have made a representation and warranty as of such date to such effect).
          (e) Upon any increase in the Commitments pursuant to this Section 2.13 becoming effective, the shares of the Banks (including any Additional Banks) in any outstanding Letters of Credit shall be adjusted to be in proportion to their new Bank Percentages. The Agent shall also be entitled, upon any such effectiveness, to establish arrangements, which may be inconsistent in certain respects with other provisions of the Agreement but which it believes to be reasonable in the circumstances (with the intention of minimizing expense to the Borrower under Section 2.17 and disruptions for the Banks), to provide for the Additional Banks and the Banks with increasing Commitments to make Standby Loans over a reasonable period on a basis that makes their participation in the outstanding Standby Borrowings proportional to their new Bank Percentages and during such period for the Banks to receive ratable treatment with respect to their outstanding Standby Loans.
          Section 2.14. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Standby Borrowing, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Agent: (i) before 10:00 a.m., New York City time, three Business Days prior to prepayment, in the case of Eurodollar Loans and (ii) before 10:00 a.m., New York City time, one Business Day prior to prepayment, in the case of ABR Loans; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $10,000,000. The Borrower shall not have the right to prepay any Competitive Borrowing.
          (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.11, the Borrower shall pay or prepay so much of the Standby Borrowings as shall be necessary in order that the aggregate principal amount of the Competitive Loans and Standby Loans outstanding will not exceed the Total Commitment after giving effect to such termination or reduction.
          (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section 2.14 shall be subject to Section 2.17 but otherwise without premium or penalty. All prepayments under this Section 2.14 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.
          Section 2.15. Reserve Requirements; Change in Circumstances. (a)  Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Bank of the principal of or interest on any Eurodollar Loan or Fixed Rate Loan made by such Bank or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Bank, or shall impose on such Bank or the London interbank market any other condition affecting this Agreement or any Eurodollar Loan or Fixed Rate Loan made by such Bank, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Eurodollar Loan or Fixed Rate Loan or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Bank to be material, then the Borrower will pay to such Bank within 30 days of demand such additional costs incurred or reduction suffered. Notwithstanding the foregoing, no Bank shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if it shall have been aware of the change giving rise to such request at the time of submission of the Competitive Bid pursuant to which such Competitive Loan shall have been made.
          (b) If any Bank shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any lending office of such Bank) or any Bank’s holding company with any request or directive regarding capital adequacy (whether or not having the focus of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by such Bank pursuant hereto to a level below that which such Bank or such Bank’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank’s holding company for any such reduction suffered. It is acknowledged that the Facility Fee provided for in this Agreement has been determined on the understanding that the Banks will not be required to maintain capital against their Commitments under currently applicable law, rules, regulations and regulatory guidelines. In the event the Banks shall be advised by bank regulatory authorities responsible for interpreting or administering such applicable laws, rules, regulations and guidelines or shall otherwise determine, on the basis of applicable laws, rules, regulations, guidelines or other requests or statements (whether or not having the force of law) of such bank regulatory authorities, that such understanding is incorrect, it is agreed that the Banks will be entitled to make claims under this paragraph based upon prevailing market requirements for commitments under comparable credit facilities against which capital is required to be maintained.
          (c) Notwithstanding any other provision of this Section 2.15, no Bank shall demand compensation for any increased cost or reduction referred to in paragraph (a) or (b) above if it shall not at the time be the general policy or practice of such Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
          (d) A certificate of a Bank setting forth (i) such amount or amounts as shall be necessary to compensate such Bank as specified in paragraph (a) or (b) above, as the case may be, and (ii) in reasonable detail the basis of the calculation of such amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Bank the amount shown as due on any such certificate delivered by it within 30 days after the receipt of the same. If any Bank subsequently receives a refund of any such amount paid by the Borrower it shall remit such refund to the Borrower.
          (e) Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank’s right to demand compensation with respect to any other period; provided that if any Bank fails to make such demand within 90 days after it obtains knowledge of the event giving rise to the demand such Bank shall, with respect to amounts payable pursuant to this Section 2.15 resulting from such event, only be entitled to payment under this Section 2.15 for such costs incurred or reduction in amounts or return on capital from and after the date 90 days prior to the date that such Bank does make such demand. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

          Section 2.16. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written or telecopy notice to the Borrower and to the Agent, such Bank may:
     (i) declare that Eurodollar Loans will not thereafter be made by such Bank hereunder, whereupon such Bank shall not submit a Competitive Bid in response to a request for Eurodollar Competitive Loans and any request by the Borrower for a Eurodollar Standby Borrowing shall, as to such Bank only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and
     (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Bank shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Bank or the converted Eurodollar Loans of such Bank shall instead be applied to repay the ABR Loans made by such Bank in lieu of, or resulting from the conversion of, such Eurodollar Loans.
          (b) For purposes of this Section 2.16, a notice to the Borrower by any Bank shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
          (c) Each Bank agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this Section 2.16 with respect to such Bank, it shall have a duty to endeavor in good faith to mitigate the adverse effects that may arise as a consequence of such event to the extent that such mitigation will not, in the reasonable judgment of such Bank, entail any cost or disadvantage to such Bank that such Bank is not reimbursed or compensated for by the Borrower.
          Section 2.17. Indemnity. The Borrower shall indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article V, (b) any failure by the Borrower to borrow or to refinance or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing or continuation has been given pursuant to Section 2.03 or 2.04, (c) any payment, prepayment or conversion of a Eurodollar Loan or Fixed Rate Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan or Fixed Rate Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Bank, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed (assumed to be the LIBO Rate or, in the case of a Fixed Rate Loan, the fixed rate of interest applicable thereto) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid or not borrowed for the remainder of such period or Interest Period, as the case may be. A certificate of any Bank setting forth (i) any amount or amounts which such Bank is entitled to receive pursuant to this Section and (ii) in reasonable detail the basis of the calculation of such amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error.
          Each Bank shall have a duty to mitigate the damages to such Bank that may arise as a consequence of clause (a), (b), (c), (d) or (e) above to the extent that such mitigation will not, in the reasonable judgment of such Bank, entail any cost or disadvantage to such Bank that such Bank is not reimbursed or compensated for by the Borrower.
          Section 2.18. Pro Rata Treatment. Except as required under Section 2.16, each Standby Borrowing, each payment or prepayment of principal of any Standby Borrowing, each payment of interest on the Standby Loans, each payment of the Facility Fees, each reduction of the Commitments and each refinancing of any Borrowing with a Standby Borrowing of any Type, shall be allocated pro rata among the Banks in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Standby Loans). Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Banks participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Banks participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining the available Commitments of the Banks at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Banks (including those Banks which shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Commitments. Each Bank agrees that in computing such Bank’s portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Bank’s percentage of such Borrowing to the next higher or lower whole dollar amount.
          Section 2.19. Sharing of Setoffs. Each Bank agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to, a secured claim under Section 506 of title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Standby Loan or Loans as a result of which the unpaid principal portion of the Standby Loans shall be proportionately less than the unpaid principal portion of the Standby Loans of any other Bank, it shall be deemed simultaneously to have purchased from such other Bank at face value, and shall promptly pay to such other Bank the purchase price for, a participation in the Standby Loans of such other Bank, so that the aggregate unpaid principal amount of the Standby Loans and participations in the Standby Loans held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of all Standby Loans then outstanding as the principal amount of its Standby Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Standby Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustment shall be made pursuant to this Section 2.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in a Standby Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Bank by reason thereof as fully as if such Bank had made a Standby Loan directly to the Borrower in the amount of such participation.
          Section 2.20. Payments. The Borrower shall initiate each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document, without set-off, counterclaim or deduction of any kind, not later than 12:00 (noon), New York City time, on the date when due in dollars to the Agent at its offices at 270 Park Avenue, New York, New York, in immediately available funds.
          Section 2.21. Taxes. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.20, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) income taxes imposed on the net income of the Agent or any Bank (or any transferee or assignee thereof, including a participation holder (any such entity a “Transferee”)) and (ii) franchise taxes imposed on the net income of the Agent or any Bank (or Transferee), in each case by the jurisdiction under the laws of which the Agent or such Bank (or Transferee) is organized or has its principal place of business or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, “Taxes”). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Bank (or any Transferee) or the Agent, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.21) such Bank (or Transferee) or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).
          (c) The Borrower will indemnify each Bank (or Transferee) and the Agent for the full amount of Taxes and Other Taxes paid by such Bank (or Transferee) or the Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by a Bank, or the Agent on its behalf, setting forth in reasonable detail the basis of the calculation of such payment or liability, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Bank (or Transferee) or the Agent, as the case may be, makes written demand therefor.
          (d) If a Bank (or Transferee) or the Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 2.21, it shall promptly notify the Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the Borrower’s expense. If a Bank (or Transferee) or the Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.21, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.21 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Bank (or Transferee) or the Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Bank (or Transferee) or the Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Bank (or Transferee) or the Agent in the event such Bank (or Transferee) or the Agent is required to repay such refund to such Governmental Authority.
          (e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant Governmental Authority, the Borrower will deliver to the Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.
          (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.21 shall survive the payment in full of the principal of and interest on all Loans made hereunder.
          (g) Each Bank (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Bank”) shall deliver to the Borrower and the Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Bank claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Bank delivers a Form W-8BEN, a certificate representing that such Non-U.S. Bank is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Bank on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Bank changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Bank. Notwithstanding any other provision of this Section 2.21(g), a Non-U.S. Bank shall not be required to deliver any form pursuant to this Section 2.21 (g) that such Non-U.S. Bank is not legally able to deliver.
          (h) The Borrower shall not be required to indemnify any Non-U.S. Bank, or to pay any additional amounts to any Non-U.S. Bank, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Bank became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Bank designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) of this subsection 2.21(h) shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower; and provided, further, however, that this clause (i) of this subsection 2.21(h) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Bank (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i) of this subsection 2.21(h)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Bank (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Bank to comply with the provisions of paragraph (g) above.
          (i) Any Bank (or Transferee) claiming any additional amounts payable under this Section 2.21 shall (A) to the extent legally able to do so, upon written request from the Borrower, file any certificate or document if such filing would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue, and the Borrower shall not be obligated to pay such additional amounts if, after the Borrower’s request, any Bank (or Transferee) could have filed such certificate or document and failed to do so; or (B) consistent with legal and regulatory restrictions, use reasonable efforts to change the jurisdiction of its applicable lending office if the making of such change would avoid the need for or reduce the amount of any additional amounts which may thereafter accrue and would not, in the sole determination of such Bank (or Transferee), be otherwise disadvantageous to such Bank (or Transferee).
          (j) Nothing contained in this Section 2.21 shall require any Bank (or Transferee) or the Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).
          Section 2.22. Mandatory Assignment; Commitment Termination. In the event any Bank delivers to the Agent or the Borrower, as appropriate, a certificate in accordance with Section 2.15(d) or a notice in accordance with Section 2.10 or 2.16, or the Borrower is required to pay any additional amounts or other payments in accordance with Section 2.21, the Borrower may, at its own expense, and in its sole discretion (a) require such Bank to transfer and assign in whole or in part, without recourse (in accordance with Section 10.04), all or part of its interests, rights and obligations under this Agreement (other than outstanding Competitive Loans) to an assignee which shall assume such assigned obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (ii) the Borrower or such assignee shall have paid to the assigning Bank in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all other amounts owed to it hereunder or (b) terminate the Commitment of such Bank and prepay all outstanding Loans (other than Competitive Loans) of such Bank; provided that (x) such termination of the Commitment of such Bank and prepayment of Loans does not conflict with any law, rule or regulation or order of any court or Governmental Authority and (y) the Borrower shall have paid to such Bank in immediately available funds the principal of, accrued interest and accrued fees to the date of such payment on the Loans (other than Competitive Loans) made by it hereunder and all other amounts owed to it hereunder.
ARTICLE III
LETTERS OF CREDIT
          Section 3.01. L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Bank, in reliance on the agreements of the L/C Participants set forth in Section 3.04(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day, at any time and from time to time on and after the date hereof and until the earlier of the Maturity Date and the date of termination of the Commitments in such form as may be approved from time to time by the relevant Issuing Bank; provided that no Issuing Bank shall issue any Letters of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed $50,000,000 or (ii) the Total Extensions of Credit would exceed the Total Commitments. Each Letter of Credit shall (i) be denominated in dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Maturity Date then in effect, provided that any Letter of Credit with a one-year term may, at the option of the Borrower, provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Any Letter of Credit that extends beyond the date five Business Days prior to the Maturity Date then in effect shall be cash collateralized on such date in a manner satisfactory to the relevant Issuing Bank, and if the aggregate undrawn and unexpired amount under Letters of Credit outstanding as of the date five Business Days prior to a date on which the Total Commitments shall be reduced as a result of certain Banks not having extended their Commitments pursuant to Section 2.12 shall exceed the Total Commitments after giving effect to such reduction, such excess shall be cash collateralized on such date in a manner satisfactory to the relevant Issuing Banks.
          (b) No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          Section 3.02. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank an Application therefor, completed to the satisfaction of such Issuing Bank, and such other certificates, documents and other papers and information as such Issuing Bank may request in connection therewith. Upon receipt of any Application, such Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Bank and the Borrower. Such Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Such Issuing Bank shall promptly furnish to the Agent, which shall in turn promptly furnish to the Banks, notice of the issuance of each Letter of Credit (including the amount thereof).
          Section 3.03. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Percentage then in effect with respect to Eurodollar Standby Loans, shared ratably among the Banks and payable quarterly in arrears on the last day of each March, June, September and December after the issuance date and on the Maturity Date. In addition, the Borrower shall pay to each Issuing Bank for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Bank (or as otherwise agreed between the Borrower and such Issuing Bank), payable quarterly in arrears on the last day of each March, June, September and December after the issuance date and on the Maturity Date.
          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Bank for such normal, customary and reasonable costs and expenses as are incurred or charged by such Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Bank.
          Section 3.04. L/C Participations. (a) Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Bank to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Bank, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Bank

Percentage in such Issuing Bank’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Bank thereunder. Each L/C Participant agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit for which such Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Bank upon demand at such Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Bank Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          (b) If any amount required to be paid by any L/C Participant to the relevant Issuing Bank pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is paid to such Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.04(a) is not made available to the relevant Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, such Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of such Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after the relevant Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.04(a), such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall return to such Issuing Bank the portion thereof previously distributed by such Issuing Bank to it.
          (d) The participations of the other Banks in Letters of Credit cash collateralized on the date five Business Days prior to Maturity Date shall end on the Maturity Date.
          Section 3.05. Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Bank that issued such Letter of Credit for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Bank in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to such Issuing Bank at its address for notices referred to herein in dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the third Business Day next succeeding the date of the relevant notice, Section 2.08(b) and (y) thereafter, Section 2.09.
          Section 3.06. Obligations Absolute. The Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Bank, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Bank that no Issuing Bank shall be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Bank. The Borrower agrees that any action taken or omitted by the relevant Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of any Issuing Bank to the Borrower.
          Section 3.07. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of each Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Bank shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
          Section 3.08. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to each of the Banks that:
          Section 4.01. Organization; Powers. The Borrower and each Subsidiary of the Borrower (a) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other entity power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not be reasonably likely to have a Material Adverse Effect, and (d) in the case of the Borrower, has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.
          Section 4.02. Authorization. The execution, delivery and performance by the Borrower of this Agreement and the execution, delivery and performance by the Borrower of each of the other Loan Documents and the borrowings hereunder (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws (or code of regulations) of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument and (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary, except for any such violation, conflict, creation or imposition which does not impair the Borrower’s ability to enter into and perform the Transactions or would not be reasonably likely to have a Material Adverse Effect or materially impair the position of the Banks with respect to any other creditors of the Borrower.
          Section 4.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity.
          Section 4.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required by the Borrower in connection with the Transactions, except such as have been made or obtained and are in full force and effect, and except for filings required by applicable securities laws after the date of this Agreement.

          Section 4.05. Financial Statements. The Borrower has heretofore furnished to the Banks the combined balance sheets and combined statements of operations, cash flows and changes in parent company’s equity of the Scripps Networks and Interactive Media businesses of Scripps (a) as of and for the fiscal years ended December 31, 2007 and 2006, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, and (b) as of and for the fiscal quarter ended March 31, 2008, certified by the chief financial officer of the Borrower. Such financial statements (subject, in the case of such interim statements, to normal year-end audit adjustments) present fairly in all material respects the financial condition and results of operations of the Scripps Networks and Interactive Media businesses of Scripps as of such dates and for such periods. Such balance sheets and the notes thereto disclose, in accordance with GAAP, all material liabilities, direct or contingent, of the Scripps Networks and Interactive Media businesses of Scripps as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.
          Section 4.06. No Material Adverse Change. There has been no change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries since December 31, 2007 that would constitute a Material Adverse Effect which is not reflected in the financial statements referred to in Section 4.05(b).
          Section 4.07. Title to Properties; Possession Under Leases. (a) Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, except for defects in title that would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. All material properties and assets are free and clear of Liens, other than Liens permitted by Section 7.02.
          (b) Each of the Borrower and its Subsidiaries has complied with all obligations under all leases to which it is a party, all such leases are in full force and effect and each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any noncompliance, ineffectiveness or other conditions that would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.
          Section 4.08. Stock of Borrower. After giving effect to the Spin-off, more than 51% of the outstanding Common Voting Shares, par value $.01, of the Borrower are owned legally, beneficially and of record by the Trust or the beneficiaries thereof.
          Section 4.09. Litigation; Compliance with Laws. (a) Except as set forth in Schedule 4.09 or otherwise disclosed to the Banks in writing, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or any business, property or rights of any such person (i) which involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
          (b) None of the Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any

Governmental Authority, where such violation or default would be reasonably likely to have a Material Adverse Effect.
          Section 4.10. Agreements. (a) None of the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or would be reasonably likely to result in a Material Adverse Effect.
          (b) None of the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would be reasonably likely to have a Material Adverse Effect.
          Section 4.11. Federal Reserve Regulations. (a)  None of the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
          Section 4.12. Investment Company Act. None of the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
          Section 4.13. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the preamble to this Agreement and in accordance with the provisions of Section 4.11.
          Section 4.14. Tax Returns. Each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or a Subsidiary shall have set aside on its books adequate reserves.
          Section 4.15. No Material Misstatements. No material information, report, financial statement, exhibit or schedule furnished by the Borrower in writing to the Agent or any Bank (including that certain registration statement of the Borrower on Form 10 (including any documents incorporated by reference therein) dated March 26, 2008, as amended, as filed with the Securities and Exchange Commission, the “Registration Statement”) in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

          Section 4.16. Employee Benefit Plans. Except as would not reasonably be likely to have a Material Adverse Effect, and except as set forth in Schedule 4.16, (i) the Borrower and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and (ii) no ERISA Event has occurred or is reasonably expected to occur. Except as set forth in Schedule 4.16, the present value of all accumulated benefit obligations under each Pension Plan (based on those assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on those assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of all such underfunded Pension Plans.
          Section 4.17. Environmental and Safety Matters. Except as set forth in Schedule 4.17 or otherwise previously disclosed to the Banks in writing, the Borrower and each of its Subsidiaries has complied with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety, except for violations which, in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 4.17 or otherwise previously disclosed to the Banks in writing, neither the Borrower nor any of its Subsidiaries has received written notice of any failure so to comply. Except as set forth in Schedule 4.17 or otherwise previously disclosed to the Banks in writing, the Borrower’s and its Subsidiaries’ plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants, or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or employee health and safety, in violation in any material respect of any law or any regulations promulgated pursuant thereto, except for violations which, in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 4.17 or otherwise previously disclosed to the Banks in writing, neither the Borrower nor any of its Subsidiaries is aware of any events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that is reasonably expected to result in liability which would have a Material Adverse Effect.
ARTICLE V
CONDITIONS OF LENDING
          The obligations of the Banks to make Loans hereunder are subject to the satisfaction of the following conditions:

          Section 5.01. All Borrowings. On the date of each Borrowing and of each issuance of a Letter of Credit (excluding each Borrowing in which Loans are refinanced with new Loans in the same or a lesser principal amount as contemplated by Section 2.05):
          (a) In the case of a Borrowing, the Agent shall have received a notice of such Borrowing as required by Section 2.03 or Section 2.04, as applicable.
          (b) The representations and warranties set forth in Article IV hereof (except, subject to Section 5.02(e), the representations set forth in Sections 4.06 and 4.09(a)) shall be true and correct in all material respects on and as of the date of such Borrowing or such issuance, as the case may be, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
          (c) At the time of and immediately after such Borrowing or such issuance, as the case may be, no Event of Default or Default shall have occurred and be continuing.
Each Borrowing, and each such issuance, shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 5.01.
          Section 5.02. Closing Date. On the Closing Date:
          (a) The Agent shall have received a favorable written opinion of Baker & Hostetler LLP, counsel for the Borrower, dated the Closing Date and addressed to the Banks, to the effect set forth in Exhibit G hereto, and the Borrower hereby instructs such counsel to deliver such opinion to the Agent.
          (b) All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Banks and their counsel and to Simpson Thacher & Bartlett LLP, counsel for the Agent.
          (c) The Agent shall have received (i) a copy of the articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the code of regulations of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan document or any other document delivered in connection herewith on behalf of the Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Banks or their counsel or Simpson Thacher & Bartlett LLP, counsel for the Agent, may reasonably request.
          (d) The Agent shall have received a certificate from the Borrower, dated the Closing Date and signed by a Financial Officer thereof, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 5.01.
          (e) The representations and warranties set forth in Sections 4.06 and 4.09(a) shall be true and correct in all material respects.
          (f) The Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date.
          (g) The conditions to the Spin-off as set forth on the Registration Statement shall have been satisfied on the date of the first Borrowing.
ARTICLE VI
AFFIRMATIVE COVENANTS
          The Borrower covenants and agrees with each Bank that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, or while any Letter of Credit remains outstanding, unless the Required Banks shall otherwise consent in writing, it will, and will cause each of its Subsidiaries to:
          Section 6.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 7.04 and except with respect to the Subsidiaries of the Borrower where such failure would not reasonably be likely to have a Material Adverse Effect.
          (b) Except to the extent that the failure to do or cause the same to be done would not be reasonably likely to have a Material Adverse Effect, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated (subject to changes in the ordinary course of business); (iii) comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted; and (iv) at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

          Section 6.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; (b) maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including commercial general liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it, and (c) maintain such other insurance as may be required by law; provided, however, that, in lieu of or supplementing any such insurance described in (a) or (b) above, it may adopt such other plan or method of protection conforming to its self-insurance practices existing on the date hereof, including the creation of a “captive” insurance company.
          Section 6.03. Obligations and Taxes. Except to the extent the failure to do so would not, in the aggregate, be reasonably likely to have a Material Adverse Effect, pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or a Subsidiary shall have set aside on its books adequate reserves with respect thereto.
          Section 6.04. Financial Statements, Reports, etc. Furnish to the Agent and each Bank:
          (a) within the earlier of (x) the period for the required filing of a report on Form 10-K with the Securities and Exchange Commission including such financial statements and (y) 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its consolidated subsidiaries, the related consolidated statements of operations and the related consolidated statements of stockholders’ equity and cash flows, showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations during such year, all such consolidated financial statements audited by and accompanied by the report thereon of Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably acceptable to the Required Banks and accompanied by an opinion of such accountants (which shall not be qualified in any material respect);
          (b) within the earlier of (x) the period for the required filing of a report on Form 10-Q with the Securities and Exchange Commission including such financial statements and (y) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet and related consolidated statements of income, retained earnings and cash flows, showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
          (c) no later than three Business Days after any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of the Borrower opining on or certifying such statements (i) stating that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Agent demonstrating compliance with the covenants contained in Sections 7.01(a) and (b)(iv) and 7.03;
          (d) promptly after the same become publicly available, copies of all material periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its public shareholders, as the case may be;
          (e) promptly after the same become publicly available, copies of all material reports pertaining to any change in ownership filed by the Borrower or any Subsidiary with any Governmental Authority; and
          (f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Agent or any Bank may reasonably request.
Information required to be furnished pursuant to this Section 6.04 shall be deemed to have been furnished to the Agent and the Banks if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Agent on an IntraLinks or similar site to which the Banks have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Banks providing notice of such posting or availability). Information required to be delivered pursuant to this Section 6.04 may also be delivered by electronic communications pursuant to procedures approved by the Agent.
          Section 6.05. Litigation and Other Notices. Furnish to the Agent and each Bank prompt written notice of the following:
          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
          (b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary thereof which could be reasonably anticipated to be adversely determined and, if adversely determined, could result in a Material Adverse Effect; and

          (c) any development that has resulted in, or is reasonably anticipated by the Borrower to result in, a Material Adverse Effect.
          Section 6.06. ERISA. Furnish to the Agent (a) promptly after, and in any event with 10 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding a material amount, notice describing such ERISA Event and a statement of a Financial Officer setting forth details as to such ERISA Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such ERISA Event given to or received from the PBGC, any Plan Administrator, or any Multiemployer Plan and (ii) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then upon reasonable request of the Administrative Agent, the Borrower and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof.
          Section 6.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any representatives designated by any Bank to visit and inspect the financial records and the properties of the Borrower or any Subsidiary upon reasonable prior notice at reasonable times and as often as reasonably requested (provided that such Bank shall make reasonable efforts not to interfere unreasonably with the business of the Borrower or any Subsidiary) and to make extracts from and copies of such financial records, and permit any representatives designated by any Bank to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor; provided that each person obtaining such information shall hold all such information in strict confidence in accordance with the restrictions set forth in Section 10.16.
          Section 6.08. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in the preamble to this Agreement.
          Section 6.09. Filings. Make all filings required to be made by it with any Governmental Authority, except where the failure to make any such filings would not reasonably be likely to have a Material Adverse Effect.
ARTICLE VII
NEGATIVE COVENANTS
          The Borrower covenants and agrees with each Bank and the Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, or while any

Letter of Credit remains outstanding, unless the Required Banks shall otherwise consent in writing, it will not, and will not cause or permit any of its Subsidiaries to:
          Section 7.01. Indebtedness. (a) Permit the ratio of Consolidated Indebtedness of the Borrower to Consolidated EBITDA of the Borrower at the end of and for the most recently ended four consecutive calendar quarters at any time to be greater than 4.0 to 1.0.
          (b) Permit any Subsidiary of the Borrower to incur, create, assume or permit to exist any Indebtedness, except:
     (i) Indebtedness existing on the date hereof as set forth in Schedule 7.01 hereto, and additional Indebtedness incurred pursuant to commitments by persons to lend to any Subsidiary but only to the extent such commitments are available and unused as of the date hereof as set forth in Schedule 7.01 hereto;
     (ii) Indebtedness of a Subsidiary or business existing at the time such Subsidiary or business was acquired by the Borrower or a Subsidiary; provided that such Indebtedness was not incurred in contemplation of such acquisition;
     (iii) Indebtedness to the Borrower or to another Subsidiary of the Borrower;
     (iv) Indebtedness (whether Capital Lease Obligations, deferred purchase price or otherwise) of a Subsidiary secured by Liens permitted by Section 7.02(f) and incurred after the date hereof for the acquisition, construction or improvement of real or personal property; and
     (v) other Indebtedness exclusive of the Indebtedness permitted by clauses (i) through (iv) above in an aggregate amount at any time outstanding which, without duplication, when added to the aggregate Indebtedness secured by Liens permitted by Section 7.02(k) and to the aggregate amount incurred by the Borrower and any of the Subsidiaries pursuant to Section 7.03(ii) herein, shall not exceed 15% of the Consolidated Stockholders’ Equity of the Borrower at such time.
          Section 7.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
          (a) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and old-age pensions and other social security benefits;
          (b) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

          (c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, repairmen’s and vendors’ liens, incurred in good faith in the ordinary course of business with respect to obligations not delinquent or which are being contested in good faith by appropriate proceedings and as to which the Borrower or a Subsidiary shall have set aside on its books adequate reserves;
          (d) Liens securing the payment of taxes, assessments and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate legal or administrative proceedings and as to which the Borrower or a Subsidiary, as the case may be, shall have set aside on its books adequate reserves;
          (e) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto (and with respect to leasehold interests: mortgages, obligations, liens and other encumbrances that are incurred, created, assumed or permitted to exist and arise by, through or under or are asserted by a landlord or owner of the leased property, with or without consent of the lessee) which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of the property or assets of the Borrower or a Subsidiary, as the case may be, or impair the use of such property for the purposes for which such property is held by the Borrower or such Subsidiary;
          (f) Liens to secure the purchase price of real or personal property acquired, constructed or improved after the date hereof; provided that any such Lien is existing or created at the time of, or substantially simultaneously with, the acquisition, construction or improvement by the Borrower or a Subsidiary of the property so acquired and at all times covers only such property;
          (g) Liens on property of a Subsidiary in favor of the Borrower or another Subsidiary;
          (h) Liens created by or resulting from any litigation or proceeding which is currently being contested in good faith by appropriate proceedings and as to which (i) levy and execution have been stayed and continue to be stayed and (ii) the Borrower or a Subsidiary shall have set aside on its books adequate reserves;
          (i) Liens on property of a Subsidiary existing at the time it becomes a Subsidiary; provided that such Liens were not created in contemplation of the acquisition by the Borrower or another Subsidiary of such Subsidiary;
          (j) Liens on the property of the Borrower or a Subsidiary incidental to the conduct of its business or the ownership of its property which were not incurred in connection with the borrowing of money or the obtaining of advances or credit or other financial accommodations (including but not limited to interest rate swap obligations or letter of credit obligations of the Borrower or any Subsidiary), and which do not in the aggregate materially detract from the value of its property or assets or impair the use thereof in the operation of its business;

          (k) the Borrower and any Subsidiary may incur Liens not otherwise permitted by this covenant securing Indebtedness in an aggregate amount at any time outstanding which, without duplication, when added to the aggregate amount incurred by Subsidiaries under Section 7.01(b)(v) and to the aggregate amount incurred by the Borrower and the Subsidiaries under Section 7.03(ii) does not exceed 15% of Consolidated Stockholders’ Equity of the Borrower at such time;
           (l) judgment Liens that do not constitute an Event of Default;
          (m) Liens on property acquired by the Borrower or any of its Subsidiaries after the Closing Date so long as such Liens are limited to the property acquired and were not created in contemplation of the acquisition; and
          (n) Liens on property of the Borrower or any of its Subsidiaries existing on the date hereof as set forth in Schedule 7.02 hereto.
          Section 7.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except that (i) any Subsidiary may enter into such an arrangement for the sale or transfer of its property to another Subsidiary or to the Borrower and (ii) the Borrower and the Subsidiaries may enter into any such arrangements provided that the aggregate sale price of all property subject to such arrangements (other than arrangements described in clause (i) above), when added to the aggregate amount of Indebtedness incurred by Subsidiaries under Section 7.01(b)(v) and to the aggregate amount of Indebtedness secured by Liens permitted by Section 7.02(k), without duplication, shall not exceed 15% of the Consolidated Stockholders’ Equity of the Borrower at such time.
          Section 7.04. Mergers, Consolidations and Sales of Assets. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (a) the Borrower or a Subsidiary may merge with another corporation in a transaction in which the surviving entity is the Borrower or such Subsidiary, respectively, and, in the case of a Subsidiary, the surviving entity is a wholly owned Subsidiary, (b) any Subsidiary may merge into the Borrower or another Subsidiary; or (c) the Borrower or a Subsidiary may purchase, lease or otherwise acquire any assets of any other person.
          Section 7.05. Fiscal Year. Change its fiscal year.
          Section 7.06. Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (a) not otherwise prohibited under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, however, this Section 7.06 shall not be deemed to prohibit any of the transactions or relationships with Affiliates contemplated by the agreements listed in Schedule 7.06 attached hereto.
          Section 7.07. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.
ARTICLE VIII
EVENTS OF DEFAULT
          In case of the happening of any of the following events (“Events of Default”):
          (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
          (b) default shall be made in the payment of any principal of any Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
          (c) default shall be made in the payment of any interest on any Loan, Reimbursement Obligation or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 5 Business Days;
          (d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 6.01(a) or 6.05(a) or in Article VII;
          (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Agent or any Bank to the Borrower;

          (f) the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $10,000,000, when and as the same shall become due and payable, subject, in the case of interest only, to any applicable grace period (but not for more than 5 Business Days), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, such Indebtedness to become due prior to its stated maturity;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be unstayed and in effect for 90 days;
          (h) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
          (i) one or more final judgments for the payment of money in excess of $10,000,000, excluding such amounts which are covered by insurance, shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;
          (j) (i) except to the extent that the actions, facts or circumstances described in Schedule 4.16 constitute or may result in a Reportable Event, an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition (except as described, or resulting from the matters described, in Schedule 4.16) shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect; or
          (k) there shall have occurred a Change in Control;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Agent, at the request of the Required Banks, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Amounts deposited in the cash collateral account shall bear interest at a rate at least equal to the rate generally offered by the Agent for overnight deposits equal to the amount deposited by the Borrower in the cash collateral account.
ARTICLE IX
THE AGENT
          In order to expedite the transactions contemplated by this Agreement, JPMorgan Chase Bank, N.A. is hereby appointed to act as Agent on behalf of the Banks. Each of the Banks, and each transferee of any Bank, hereby irrevocably authorizes the Agent to take such actions on behalf of such Bank or transferee and to exercise such powers as are specifically delegated to the Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Agent is hereby expressly authorized by the Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Banks all payments of principal of and interest on the Loans and all other amounts due to the Banks hereunder, and promptly to distribute to each Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Banks to the Borrower of any Event of Default specified in this Agreement of which the Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Bank copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Agent.
          Neither the Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agent shall not be responsible to the Banks for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Banks and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Banks. The Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Bank of any of its obligations hereunder or to any Bank on account of the failure of or delay in performance or breach by any other Bank or the Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          The Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Banks.
          Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent’s resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
          With respect to the Loans made by it hereunder, the Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Bank and may exercise the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent.
          Each Bank agrees (i) to reimburse the Agent, on demand, (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Banks by the Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Banks, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (irrespective of whether the Agent is a party to the action for which indemnification hereunder is sought) of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Bank shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent or any of its directors, officers, employees or agents.
          Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
          Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers, Syndication Agent or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Bank hereunder.
ARTICLE X
MISCELLANEOUS
          Section 10.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (a) if to the Borrower, to it at 312 Walnut Street, Suite 2800, Cincinnati, Ohio 45202, Attention of Treasurer (Telecopy No. 513-977-3729) with a copy to Baker & Hostetler LLP, counsel for the Borrower, to it at 312 Walnut Street, Suite 3200, Cincinnati, Ohio 45202, Attention of Eric J. Geppert, Esq. (Telecopy No. 513-929-0303);
          (b) if to the Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 7, Mail Code IL1-0110, Chicago, IL 60603, Attention of Margaret Mamani (Telecopy No. 312-732-7976), with copies to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor 9, Mail Code IL1-0364, Chicago, IL 60603, Attention of Robert S. Sheppard (Telecopy No. 312-732-3144); and
          (c) if to a Bank, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Bank shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.
          Section 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other material instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Banks and shall survive the making by the Banks of the Loans, regardless of any investigation made by the Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.
          Section 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have received copies hereof which, when taken together, bear the signatures of each Bank, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Banks.
          Section 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Bank, an Affiliate of a Bank, an Approved Fund (as defined below) or, if an Event of Default under clause (b), (c), (g) or (h) of Article VIII has occurred and is continuing, any other assignee; and
          (B) the Agent, provided that no consent of the Agent shall be required for an assignment to an assignee that is a Bank or an Affiliate of a Bank immediately prior to giving effect to such assignment.
          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank’s Commitment, the amount of the Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the

     Borrower shall be required if an Event of Default under clause (b), (c), (g) or (h) of Article VIII has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement, provided that this clause shall not apply to rights in respect of outstanding Competitive Loans;
          (C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500;
          (D) the assignee, if it shall not be a Bank, shall deliver to the Agent an Administrative Questionnaire; and
          (E) in the case of an assignment to a CLO (as defined below), the assigning Bank shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Acceptance between such Bank and such CLO may provide that such Bank will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(b) that affects such CLO.
          For the purposes of this Section 10.04(b), the terms “Approved Fund” and “CLO” have the following meanings:
          “Approved Fund” means (a) a CLO and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.
          “CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Bank or an Affiliate of such Bank.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17, 2.21 and 10.05). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

     (iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Banks may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Bank and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Bank may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.17 and 2.21 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Bank, provided such Participant agrees to be subject to Section 2.19 as though it were a Bank.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.21 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Bank if it were a Bank shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(g) as though it were a Bank.

          (b) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
          Section 10.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and actual fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Agent, incurred by the Agent in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) and all out-of-pocket expenses incurred by the Agent or any Bank in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any counsel for the Agent or any Bank. The Borrower further agrees that it shall indemnify the Banks from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.
          (b) The Borrower agrees to indemnify the Agent, each Bank and each of their respective directors, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, costs, actions, suits, obligations, penalties, judgments, claims, damages, liabilities, taxes and related expenses, including reasonable counsel fees, charges and disbursements (irrespective of whether the Agent or any Bank is a party to the action for which indemnification hereunder is sought), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, costs, actions, suits, obligations, penalties, judgments, claims, damages, liabilities, taxes or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) in the case of the Agent or any Bank, any unexcused breach by the Agent or such Bank of any of its obligations under this Agreement or (B) the gross negligence or willful misconduct of such Indemnitee.
          (c) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agent or any Bank. All amounts due under this Section 10.05 shall be payable on written demand therefor.

          (d) Any Bank may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such assignment shall release a Bank from any of its obligations hereunder.
          Section 10.06. Rights of Setoff. If an Event of Default shall have occurred and be continuing, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Bank under this Section are in addition to other rights and remedies (including other rights of Setoff) which such Bank may have.
          Section 10.07. APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          Section 10.08. Waivers; Amendment. (a) No failure or delay of the Agent or any Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Banks hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Agent, the Borrower and the Required Banks; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment of or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Bank affected thereby, (ii) change or extend the Commitment or decrease the Facility Fees of any Bank without the prior written consent of such Bank, or (iii) amend or modify the provisions of Section 2.18, the provisions of this Section, or the definition of “Required Banks”, without the prior written consent of each Bank; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent; provided further that no such agreement shall amend, modify or waive any provision of Article III without the written consent of each Issuing Bank.

          Section 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Bank in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Bank, shall be limited to the Maximum Rate.
          Section 10.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          Section 10.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.
          Section 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible so that of the invalid, illegal or unenforceable provisions.
          Section 10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03.
          Section 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          Section 10.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
          (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          Section 10.16. Confidentiality. (a) Each Bank agrees to keep confidential (and to cause its respective officers, directors, employees, agents and representatives to keep confidential) the Information (as defined below), except that any Bank shall be permitted to disclose Information (i) to such of its officers, directors, employees, agents and representatives (including outside counsel) as need to know such Information; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority (provided that such Bank shall, except (A) as prohibited by law and (B) for Information requested by any such bank regulatory authority, promptly notify Borrower of the circumstances and content of each such disclosure and shall request confidential treatment of any information so disclosed); (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Bank on a non-confidential basis from a source other than the Borrower or its Affiliates or (C) was available to such Bank on a non-confidential basis prior to its disclosure to such Bank by the Borrower or its Affiliates; or (iv) to the extent the Borrower shall have consented to such disclosure in writing. As used in this Section 10.16, as to any Bank, “Information” shall mean any financial statements, materials, documents and other information that the Borrower or any of its Affiliates may have furnished or made available or may hereafter furnish or make available to the Agent or any Bank in connection with this Agreement or any other materials prepared by any such person from any of the foregoing.
          Section 10.17. USA Patriot Act. Each Bank which is subject to Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notifies the Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

          IN WITNESS WHEREOF, the Borrower, the Agent and the Banks have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SCRIPPS NETWORKS INTERACTIVE, INC., as
Borrower

By

Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and as a Lender,

By

Name:
Title:
[Signature Page — Credit Agreement]

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Syndication Agent and as a Lender

By:

Name:
Title:
[Signature Page — Credit Agreement]

[NAME OF LENDER]

By:

Name:
Title:
[Signature Page — Credit Agreement]